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                                                                    Exhibit 99.1

                            MEXICAN RESTAURANTS, INC.
                          2005 LONG TERM INCENTIVE PLAN

                                   I. GENERAL

     1. Purpose. The Mexican Restaurants, Inc. 2005 Long Term Incentive Plan (the "Plan") is maintained by Mexican Restaurants, Inc., a Texas corporation (the "Company") to:

          (a) attract and retain key executive and managerial employees;

          (b) motivate participating employees, by means of appropriate incentive, to achieve long-range goals;

          (c) attract and retain well-qualified individuals to serve as members of the Company's Board of Directors, and as independent contractors and consultants;

          (d) provide incentive compensation opportunities which are competitive with those of other corporations; and

          (e) further identify Participants' interests with those of the Company's other shareholders through compensation alternatives based on the Company's common stock;

and thereby promote the long term financial interest of the Company and its Subsidiaries, including the growth in value of the Company's equity and enhancement of long term returns.

     2. Effective Date. Subject to the approval of the holders of a majority of the voting Stock of the Company, the Plan shall be effective as of November 8, 2005, provided, however, that awards made under the Plan prior to such approval of the Plan by shareholders of the Company are contingent on such approval of the Plan by the shareholders of the Company and shall be null and void if such approval of the shareholders of the Company is withheld. The Plan shall terminate on November 8, 2015, ten (10) years after the Plan's effective date.

     3. Definitions. The following definitions are applicable to the Plan.

          (a) "Award Agreement" means the agreement between the Company and a Participant described in Section I.11 hereof.

          (b) "Board" means the Board of Directors of the Company.

          (c) "Business Combination" has the meaning ascribed to it in Section I.13(d) hereof.

          (d) "Code" means the Internal Revenue Code of 1986, as amended.

          (e) "Committee" means the Compensation/Stock Option Committee of the Board.

          (f) "Disability" means the inability of a Participant, by reason of a physical or mental impairment, to engage in any substantial gainful activity, of which the Board shall be the sole judge.

          (g) "Effective Date" means November 8, 2005.

          (h) "Exchange Act" means the Securities Exchange Act of 1934, as amended

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          (i) "Fair Market Value" of any Stock means (i) if the Stock is listed on a national securities exchange, the closing price on the Stock on a given date; (ii) if the Stock is traded on an exchange or market in which prices are reported on a bid and asked price, the average of the mean between the bid and asked price for the Stock on a given date; and (iii) if the Stock is not listed on a national securities exchange nor traded on the over-the-counter market, such value as the Board, in good faith, shall determine.

          (j) "Non-employee Director" means each member of the Board who is not a full-time employee of the Company.

          (k) "Option" means the right of a Participant to purchase Shares pursuant to an Incentive Option under Part II or a Non-Qualified Option under Part III, each awarded pursuant to the provisions of the Plan.

          (l) "Option Date" means, with respect to any Option, the date on which the Option is awarded under the Plan.

          (m) "Participant" means (i) any employee of the Company or any Subsidiary who is selected by the Board or Committee to participate in the Plan; (ii) any Non-employee Director, to the extent provided in Section I.5; and (iii) any consultant or independent contractor selected by the Board or Committee to participate in the Plan.

          (n) "Performance Unit" shall have the meaning ascribed to it in Part
     V.

          (o) "Permitted Transferees" means members of the immediate family of the Participant, trusts for the benefit of such immediate family members, and partnerships in which substantially all of the interests are held by the Participant and members of his or her immediate family. An immediate family member shall mean any descendant (children, grandchildren and more remote descendants), including step-children and relationships arising from legal adoption, and any spouse of a Participant or a Participant's descendant.

          (p) "Related Company" means any corporation during any period in which it is a Subsidiary, or during any period in which it directly or indirectly owns fifty percent (50%) or more of the total combined voting power of all classes of stock of the Company that are entitled to vote.

          (q) "Restricted Period" has the meaning ascribed to it in Part IV.

          (r) "Restricted Stock" has the meaning ascribed to it in Part IV.

          (s) "Retirement" means (i) termination of employment in accordance with the retirement procedures set by the Company from time to time; (ii) an employee's termination of employment or a Non-employee Director's ceasing to serve as a member of the Board because of Disability; or (iii) an employee's termination of employment, a Non-employee Director's ceasing to serve as a member of the Board, or a consultant's or independent contractor's ceasing to provide services to the Company voluntarily with the consent of the Company (of which the Board shall be the sole judge).

          (t) "Shares" means shares of the Company's Stock.

          (u) "Stock" means the Company's $ .01 par value common stock, and any class of shares into which such Stock may be changed or exchanged (whether through merger, reorganization or otherwise).

          (v) "Stock Appreciation Right" means the right of a holder of a Participant to receive Stock or cash as described in Part VI.

          (w) "Subsidiary" means any corporation during any period of which fifty percent (50%) or more of the total combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by the Company.

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     4. Administration. The authority to manage and control the operation and administration of the Plan shall be vested in the Board. Subject to the provisions of the Plan, the Board will have authority to select employees, consultants, Non-employee Directors and independent contractors to receive awards of Options, Restricted Stock, Performance Units and/or Stock Appreciation Rights, to determine the time or times of receipt, to determine the types of awards and the number of Shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, to determine the number and value of Performance Units awarded and earned and to cancel or suspend awards. In making such award determinations, the Board may take into account the nature of services rendered by the employee, consultant or independent contractor or Non-employee Director, his or her present and potential contribution to the Company's success and such other factors as the Board deems relevant. The Board is authorized to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to determine the terms and provisions of any agreements made pursuant to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan. The Board may, from time to time, delegate its authority to manage and control the operation and administration of the Plan to the Committee. In such case, all references herein to the "Board" shall be deemed to refer to the "Committee."

     A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present, or acts approved in writing by all members of the Committee, shall be the acts of the Committee, unless provisions to the contrary are embodied in the Company's Bylaws or resolutions duly adopted by the Board. All actions taken and decisions and determinations made by the Board or the Committee pursuant to the Plan shall be binding and conclusive on all persons interested in the Plan. No member of the Board or the Committee shall be liable for any action or determination taken or made in good faith with respect to the Plan.

     Notwithstanding the foregoing, all authority to exercise discretion with respect to the participation in the Plan of persons who are "10 percent shareholders" or "officers" within the meaning of the applicable Securities and Exchange Commission rules relating to Section 16 of the Exchange Act ("Insiders"), and/or directors of the Company, or the timing, pricing and amounts of awards granted under the Plan to such officers and directors, shall be vested in (i) the Board, or (ii) the Committee, if consisting of two or more directors each of whom is a non-employee director within the meaning ascribed to such term in Rule 16b-3 promulgated under the Exchange Act, or within any successor definition or any successor rule.

     5. Participation. The Board shall determine and designate, from time to time, the key executives and managerial employees, consultants or independent contractors of the Company and/or its Subsidiaries who may receive awards under the Plan. In the discretion of the Board, an eligible employee, consultant or independent contractor may be awarded Options, Restricted Stock, Performance Units and/or Stock Appreciation Rights, or any combination thereof, and more than one award may be granted to a Participant. Except as otherwise agreed to by the Company and the Participant, any award under the Plan shall not affect any previous award to the Participant under the Plan or any other plan maintained by the Company or its Subsidiaries. In addition, the Board may authorize certain Non-employee Directors to receive awards of Non-Qualified Options, Restricted Stock, Performance Units or Stock Appreciation Rights, or any combination thereof, and more than one award may be granted to a Non-employee Director who is designated as a Participant.

     6. Stock Subject to the Plan.

               (a) Subject to the provisions of Section I.10, the number of Shares available under the Plan for awards to Participants shall not exceed 350,000 shares of common stock, in the aggregate. If, for any reason, any award under the Plan otherwise distributable in Shares, or any portion of the award, shall expire, terminate or be forfeited or canceled, or be settled in cash pursuant to the terms of the Plan and, therefore, any such Shares are no longer distributable under the award, such Shares shall again be available for award under the Plan. Awards to Participants under the Plan which may be settled solely in cash shall not reduce the number of Shares remaining available under the Plan.

               (b) Subject to the provisions of Section I.10, the number of Shares with respect to which Options, Performance Units or Stock Appreciation Rights under the Plan may be granted in any calendar year to any employee shall not exceed 150,000 Shares.

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     7. Compliance With Applicable Laws and Withholding of Taxes.
Notwithstanding any other provision of the Plan, the Company shall have no liability to issue any Shares under the Plan unless such issuance would comply with all applicable laws and the applicable requirements of any securities exchange or similar authority. Prior to the issuance of any Shares under the Plan, the Company may require a written statement that the recipient is acquiring the Shares for investment and not for the purpose or with the intention of distributing as amended, the Shares. All awards and payments under the Plan to employees are subject to withholding of all applicable taxes, which withholding obligations may be satisfied, with the consent of the Board, through the surrender of Shares which the Participant already owns, or to which a Participant is otherwise entitled under the Plan.

     Upon termination of the Restricted Period with respect to an award of Restricted Stock (or such earlier time, if any, as an election is made by the Participant under Code Section 83(b), or any successor provisions thereto, to include the value of such Stock in taxable income), the Company shall have the right to require the Participant to pay to the Company the amount of taxes that the Company is required to withhold with respect to such Stock or, in lieu thereof, to retain or sell without notice a sufficient number of Shares held by it to cover the amount required to be withheld. The Company shall have the right to deduct from all distributions paid with respect to a Restricted Stock award the amount of taxes that the Company is required to withhold with respect to such distribution payments, if any.

     8. Transferability. Incentive Stock Options, Performance Units, Stock Appreciation Rights and, during the period of restriction, Restricted Stock awarded under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution. Incentive Stock Options may be exercised during the lifetime of the Participant only by the Participant or his guardian or legal representative. If expressly permitted by the terms of the Award Agreement, a Participant may transfer Non-Qualified Options to Permitted Transferees, provided that there is not any consideration for the transfer.

     9. Employment and Shareholder Status. The Plan does not constitute a contract of employment, and selection as a Participant will not give any employee the right to be retained in the employ of the Company or any Subsidiary. The Plan does not constitute or serve as evidence of an agreement or understanding, express or implied, that the Company will retain a consultant, independent contractor or Non-employee Director for any period of time. Subject to the provisions of Section IV.3(a), no award under the Plan shall confer upon the holder thereof any right as a shareholder prior to the date on which he fulfills all service requirements and other conditions for receipt of Stock. If the redistribution of Shares is restricted pursuant to Section I.8, certificates representing such Shares may bear a legend referring to such restrictions.

     10. Adjustments to Number and Kind of Securities Subject to the Plan. In the event of any change in the outstanding Stock of the Company by reason of any recapitalization, merger, consolidation, combination, exchange of shares, or other similar change, the aggregate number of Shares with respect to which awards may be made under the Plan, the terms and the number of Shares under any outstanding Options, Performance Shares, Performance Units or Restricted Stock, and the purchase price of a Share under Options, may be equitably adjusted by the Board in its sole discretion. In addition, the Board may, in its sole discretion, make appropriate adjustment as to the kind of shares or other securities deliverable with respect to outstanding awards under the Plan.

     11. Agreement With Company. At the time of any awards under the Plan, the Board will require a Participant to enter into an "Award Agreement" with the Company in a form specified by the Board, agreeing to the terms and conditions of the Plan and to such additional terms and conditions, not inconsistent with the Plan, as the Board may, in its sole discretion, prescribe. To the extent that any award under this Plan is subject to Code Section 409A or any successor section, the Award Agreement documenting such award shall contain terms and conditions which will permit the award to satisfy the operational and documentary requirements of Code Section 409A or any such successor section.

     12. Amendment and Termination of Plan. The Board may at any time and in any way amend, suspend or terminate the Plan; provided, however, that no amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulations or stock exchange rule. No amendment, suspension or termination of the Plan shall alter or impair any Options, Restricted Stock, Performance Units or Stock Appreciation Rights previously awarded under the Plan without the consent of the holder thereof. Notwithstanding the preceding, no amendment under this Section I.12 shall be effective if it would cause an Award to be subject to Code Section 409A.

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     13. Business Combinations. In addition to the rights and obligations of the
Committee to modify, adjust or accelerate exercisability of outstanding Options, in the event that, while any Options, Restricted Stock, Performance Units or Stock Appreciation Rights are outstanding under the Plan, there shall occur a Business Combination, then, with respect to each award of Options, Restricted Stock, Performance Units and/or Stock Appreciation Rights outstanding immediately prior to the consummation of such transaction and, except as provided below, without the necessity of any action by the Committee:

          (a) If provision is made in writing in connection with such transaction for the continuance and/or assumption of the Options, Restricted Stock, Performance Units and/or Stock Appreciation Rights granted under the Plan, or the substitution for such Stock Options, Performance Units, Stock Appreciation Rights, and Restricted Stock of new Options, Performance Units, Restricted Stock, and/or Stock Appreciation Rights, with appropriate adjustment as to the number and kind of shares or other securities deliverable with respect thereto, the Options, Restricted Stock, Performance Units, and/or Stock Appreciation Rights granted under the Plan, or the new Options, Restricted Stock, Performance Units, and/or Stock Appreciation Rights substituted therefore, shall continue, subject to such adjustment, in the manner and under the terms provided in the respective agreements.

          (b) In the event provision is not made in connection with such transaction for the continuance and/or assumption of the Options, Restricted Stock, Performance Units, and/or Stock Appreciation Rights granted under the Plan, or for the substitution of equivalent options, rights, units and awards, then:

               (1) The holder of any Stock Appreciation Right shall be entitled, immediately prior to the effective date of such transaction, to exercise such right (provided, if applicable, that the exercise of a Stock Appreciation Right granted in tandem with an Option shall be exercisable only to the extent the related Option is or becomes exercisable at such time in accordance with its terms), provided that the unexercised portion of any right shall be deemed cancelled and terminated as of the effective date of such transaction;

               (2) All restrictions on any award of Restricted Stock shall lapse immediately prior to the transaction;

               (3) Any performance requirements, restrictions or risks of forfeiture imposed under the Plan on an award of Performance Units shall lapse immediately prior to the effective date of such transaction and the Performance Units shall be settled at that time.

               (4) The Committee, in its sole and absolute discretion, shall, with respect to any or all outstanding Options, take any or all of the following actions to be effective as of the date of the Business Combination (or as of any other date fixed by the Committee occurring within the thirty (30) day period immediately preceding the date of the Business Combination, but only if such action remains contingent upon the effectuation of the Business Combination):

                    (A) Unilaterally cancel such non-assumed Option in exchange for: (i) whole and/or fractional Shares (or for whole Shares and cash in lieu of any fractional Share) or whole and/or fractional shares of a successor (or for whole shares of a successor and cash in lieu of any fractional share) that, in the aggregate, are equal in value to the excess of the Fair Market Value of the Shares that could be purchased subject to such non-assumed Option less the aggregate exercise price for the options with respect to such Shares; or (ii) cash or other property equal in value to the excess of the Fair Market Value of the Shares that could be purchased subject to such non-assumed Option less the aggregate exercise price for the Options with respect to such Shares; and/or

                    (B) Unilaterally cancel such non-assumed Option after
               providing the holder of such Option with (1) an opportunity to exercise the option within a specified period prior to the date of the Business Combination, and (2) notice of such opportunity to exercise prior to the commencement of such specified period. However, notwithstanding the foregoing, to the extent that the recipient of a non-assumed Option is an Insider, payment of cash in lieu of

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               whole or fractional Shares or shares of a successor may only be made to the extent that such payment (1) has met the requirements of an exemption under Section 16(b) of the Exchange Act or the rules promulgated with respect to such section, or (2) is a subsequent transaction the terms of which were provided for in a transaction initially meeting the requirements of an exemption under Rule 16b-3 promulgated under the Exchange Act. Unless an Award Agreement provides otherwise, the payment of cash in lieu of whole or fractional Shares or in lieu of whole or fractional shares of a successor shall be considered a subsequent transaction approved by the original grant of an Option.

          (c) Notwithstanding the preceding, the Business Combination provisions contained in a Participant's Award Agreement shall govern in lieu of any provisions contained in this Section I.13.

          (d) For purposes of this Plan a "Business Combination" shall be any of the following: (a) a merger or consolidation of the Company with or into another corporation in which the Company shall not be the surviving corporation (for purposes of this Section I.13(d), the Company shall not be deemed the surviving corporation in any such transaction if, as the result thereof, it becomes a wholly-owned subsidiary of another corporation), (b) a dissolution of the Company, (c) a transfer of all or substantially all of the assets or shares of stock of the Company in one transaction or a series of related transactions to one or more other person or entities, or (d) if any "person" or "group" as those terms are used in Sections 13(d) and 14(d) of the Exchange Act, other than Excluded Persons, becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company's then outstanding securities. The term "Excluded Persons" means each of Larry N. Forehand, Michael D. Domec, Louis P. Neeb and David Nierenberg, and any person, entity or group under the control of any of them, or a trustee or other fiduciary holding securities under an employee benefit plan of the Company.

                           II. INCENTIVE STOCK OPTIONS

     1. Definition. The award of an Incentive Stock Option under the Plan entitles the Participant to purchase Shares at a price fixed at the time the Option is awarded, subject to the following terms of this Part II.

     2. Eligibility. The Committee shall designate the Participants to whom Incentive Stock Options, as described in Code Section 422(b) or any successor section thereto, are to be awarded under the Plan and shall determine the number of option shares to be offered to each of them. Incentive Stock Options shall be awarded only to key employees of the Company, and no Non-employee Director shall be eligible to receive an award of an Incentive Stock Option. In no event shall the aggregate Fair Market Value (determined at the time the option is awarded) of Stock with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under all plans of the Company and all Subsidiaries) exceed $100,000 (subject to any increases that may occur in future years as a result of changes in law).

     3. Price. The purchase price of a Share under each Incentive Stock Option shall be determined by the Committee, provided, however, that in no event shall such price be less than the greater of (i) one hundred percent (100%) of the Fair Market Value of a Share as of the Option Date (or one hundred ten percent (110%) of such Fair Market Value if the holder of the Incentive Stock Option owns stock possessing more than ten percent (10%) of the combined voting power of all classes of stock of the Company or any Related Company) or (ii) the par value of a Share on such date.

     4. Exercise.

          (a) A Participant may not exercise an Incentive Stock Option after the Expiration Date (as defined in Section II.5 below) applicable to that Option. Each Incentive Stock Option shall become and be exercisable at such time or times and during such period or periods, in full or in such installments as may be determined by the Committee at the Option Date.

          (b) A Participant shall exercise his or her Incentive Stock Options by delivering an exercise notice to the Company and paying the full exercise price for such exercised Incentive Stock Options.

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     Participants may elect to pay the exercise price for Shares purchased upon the exercise of Incentive Stock Options in cash or through tendering, either through actual delivery or attestation, of shares of Stock (valued at Fair Market Value as of the day of exercise) owned by the Participant, or any combination thereof, equivalent to the purchase price of such Incentive Stock Options. As soon as practicable thereafter, a certificate representing the shares so purchased shall be delivered to the person entitled thereto. Any Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender or have been purchased on the open market. If the Company shall have a class of its Stock registered pursuant to Section 12 of the Exchange Act, an Option holder may also make payment at the time of exercise of an Incentive Stock Option by delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker approved by the Company, that upon such broker's sale of Shares with respect to which such Option is exercised, it is to deliver promptly to the Company the amount of sale proceeds necessary to satisfy the Option exercise price and any required withholding taxes.

     5. Option Expiration Date. The "Expiration Date" with respect to an Incentive Stock Option or any portion thereof awarded to a Participant under the Plan means the earliest of:

          (a) the date that is ten (10) years after the date on which the Incentive Stock Option is awarded;

          (b) the date established by the Committee at the time of the award;

          (c) the date that is thirty (30) days after the date the Participant's employment with the Company and all Subsidiaries is terminated for reasons other than death or permanent and total disability; or

          (d) the date that is one (1) year after the Participant's employment with the Company and all Subsidiaries is terminated because of death or permanent and total disability (as defined in Code Section 22(e)(3)).

                           III. NON-QUALIFIED OPTIONS

     1. Definition. The award of a Non-Qualified Option under the Plan entitles the Participant to purchase Shares at a price fixed at the time the Option is awarded, subject to the following terms of this Part III.

     2. Eligibility. The Board shall designate the Participants to whom Non-Qualified Options are to be awarded under the Plan and shall determine the number of Shares to be awarded to each of them.

     3. Price. The purchase price of a Share under each Non-Qualified Option shall be determined by the Board; provided, however, that in no event shall such price be less than the Fair Market Value of a Share as of the Option Date.

     4. Exercise.

          (a) A Participant may not exercise a Non-Qualified Option after the Expiration Date applicable to that Option. Unless otherwise specified herein, each Non-Qualified Option shall become and be exercisable at such time or times and during such period or periods, in full or in such installments as may be determined by the Board at the Option Date.

          (b) A Participant shall exercise his or her Non-Qualified Options by delivering an exercise notice to the Company and paying the full exercise price for such exercised Options. Participants may elect to pay the purchase price of Shares purchased upon the exercise of Non-Qualified Stock Options by tendering, either through actual delivery of Shares or though attestation, Shares (valued at Fair Market Value as of the day of exercise) owned by the Participant, or any combination thereof, equivalent to the purchase price of such Non-Qualified Stock Options. Any Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender or have been purchased on the open market. Shares acquired pursuant to the exercise of a Non-Qualified Option shall be subject to such conditions, restrictions and contingencies as the Board may establish in the Award Agreement. If the Company shall have a class of its Stock registered pursuant to Section 12 of the Exchange Act, an Option holder may also make payment at the time of exercise

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     of a Non-Qualified Stock Option by delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker approved by the Company, that upon such broker's sale of Shares with respect to which such Option is exercised, it is to deliver promptly to the Company the amount of sale proceeds necessary to satisfy the Option exercise price and any required withholding taxes.

     5. Option Expiration Date. The "Expiration Date" with respect to a Non-Qualified Option or any portion thereof awarded to a Participant under the Plan means the earliest of:

          (a) the date established by the Board at the time of the award or set forth in Section III.5(b), as applicable;

          (b) the date that is thirty (30) days after the employee Participant's employment with the Company and all Subsidiaries or the consultant, independent contractor or Non-employee Director Participant's service is terminated for reasons other than Retirement or death; or

          (c) the date that is one (1) year after the date the employee Participant's employment with the Company and all Subsidiaries or the consultant, independent contractor or Non-employee Director Participant's service is terminated by reason of Retirement or death.

                              IV. RESTRICTED STOCK

     1. Definition. Restricted Stock awards are grants of Shares to Participants, the vesting of which is subject to a required period of employment and any other conditions established by the Board or by the terms of this Plan.

     2. Eligibility. The Board shall designate the Participants to whom Restricted Stock is to be awarded and the number of Shares that are subject to the award.

     3. Terms and Conditions of Awards. All Restricted Stock awarded to Participants under the Plan shall be subject to the following terms and conditions and to such other terms and conditions, not inconsistent with the Plan, as shall be prescribed by the Board in its sole discretion and as shall be contained in the agreement referred to in Section I.11.

          (a) Restricted Stock awarded to Participants may not be sold, assigned, transferred, pledged or otherwise encumbered, except as hereinafter provided, for a period of ten years or such shorter period as the Board may determine, but no less than three years, after the time of the award of such Stock (the "Restricted Period"). Such restrictions shall lapse as to the Restricted Stock in accordance with the time(s) and number(s) of Shares as to which the Restricted Period expires, as set forth in the Agreement with the Participant. Except for such restrictions, the Participant as owner of such Stock shall have all the rights of a shareholder, including but not limited to the right to receive all dividends on such Stock.

          (b) The Board may in its discretion, at any time after the date of the award of Restricted Stock, adjust the length of the Restricted Period to account for individual circumstances of a Participant or group of Participants, but in no case shall the length of the Restricted Period be less than one (1) year.

          (c) Except as otherwise determined by the Board in its sole discretion, a Participant whose employment or service with the Company and all Subsidiaries terminates prior to the end of the Restricted Period for any reason shall forfeit all Restricted Stock remaining subject to any outstanding Restricted Stock award which have not then vested in accordance with the agreement entered into under Section I.11.

          (d) Each certificate issued in respect of Restricted Stock awarded under the Plan shall be registered in the name of the Participant and, at the discretion of the Board, each such certificate may be deposited with the Company or in a bank designated by the Board. Each such certificate shall bear the following (or a similar) legend:

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          "The transferability of this certificate and the Shares represented hereby are subject to the terms and conditions (including forfeiture) contained in the Mexican Restaurants, Inc. 2005 Long Term Incentive Plan and an agreement entered into between the registered owner and Mexican Restaurants, Inc. A copy of such plan and agreement is on file in the office of the Secretary of Mexican Restaurants, Inc., 1135 Edgebrook, Houston, Texas 77034, or if the Company changes its principal office, at the address of such new principal office."

          (e) As the Restricted Period for Restricted Stock expires and such restrictions lapse, such Restricted Stock shall be held by a Participant (or his or her legal representative, beneficiary or heir) free of all restrictions imposed by the Plan and the Award Agreement. Such Shares shall nevertheless continue to be subject to any restriction imposed under applicable securities laws.

                              V. PERFORMANCE UNITS

     1. Definition. Performance Units are awards to Participants who may receive value for the units at the end of a fixed period of time (a "Performance Period"). The number of units earned, and value received for them, will be contingent on the degree to which the performance measures established at the time of the initial award are met.

     2. Eligibility. The Board shall designate the Participants to whom Performance Units are to be awarded, and the number of units to be the subject of such awards.

     3. Terms and Conditions of Awards. For each Participant, the Board will determine the timing of awards; the number of units awarded; the value of units, which may be stated either in cash or in shares of Stock; the performance measures used for determining whether the Performance Units are earned; the Performance Period during which the performance measures will apply; the relationship between the level of achievement of the performance measures and the degree to which Performance Units are earned; whether, during or after the Performance Period, any revision to the performance measures or Performance Period should be made to reflect significant events or changes that occur during the Performance Period; and the number of earned Performance Units that will be paid in cash and/or Shares, as shall be prescribed by the Board in its sole discretion and as shall be contained in the Participant's Award Agreement.

     4. Payment. The Board will compare the actual performance to the performance measures established for the Performance Period and determine the number of units to be paid and their value. Payment for units earned shall be wholly in cash, wholly in Shares or in a combination of the two, in a lump sum or installments, and subject to vesting requirements and such other conditions as the Board shall provide. The Board will determine the number of earned units to be paid in cash and the number to be paid in Shares. For Performance Units valued when awarded in Shares, one Share will be paid for each unit earned, or cash will be paid for each unit earned equal to either (i) the Fair Market Value of a Share at the end of the Performance Period or (ii) the Fair Market Value of the Stock averaged for a number of days determined by the Board. For Performance Units valued when awarded in cash, the value of each unit earned will be paid in its initial cash value, or shares of Stock will be distributed based on the cash value of the units earned divided by (i) the Fair Market Value of a Share at the end of the Performance Period or (ii) the Fair Market Value of a Share averaged for a number of days determined by the Board.

     5. Retirement, Death or Termination. A Participant whose employment with the Company and its Subsidiaries terminates during a Performance Period because of Retirement or death shall be entitled to the prorated value of earned Performance Units, issued with respect to that Performance Period, at the conclusion of the Performance Period based on the ratio of the months employed during the period to the total months of the Performance Period. If the Participant's employment with the Company and its Subsidiaries terminates during a Performance Period for any reason other than Retirement or death, the Performance Units issued with respect to that Performance Period will be forfeited on the date his employment with the Company and its Subsidiaries terminates. Notwithstanding the foregoing provisions of this Part V, if a Participant's employment with the Company and its Subsidiaries terminates before the end of the Performance Period with respect to any Performance Units awarded to him, the Board may determine that the Participant will be entitled to receive all or any portion of the units that he or she would otherwise receive, and may accelerate the determination and payment of the value of such units or make such other adjustments as the Board, in its sole discretion, deems desirable.

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                          VI. STOCK APPRECIATION RIGHTS

     1. Definition. A Stock Appreciation Right is an award that entitles the Participant to receive an amount equal to the difference between the Fair Market Value of Shares at the time of exercise of the Stock Appreciation Right and the Fair Market Value of such Shares at the date of award of the Stock Appreciation Right, subject to the applicable terms and conditions of the Stock Appreciation Right and the following provisions of this Part VI.

     2. Eligibility. The Board may, in its discretion, award Stock Appreciation Rights under this Part VI independently, concurrent with, or subsequent to, any other award under the Plan.

     3. Exercise. A Stock Appreciation Right shall entitle the holder to receive, upon the exercise of the Stock Appreciation Right, Shares (valued at their Fair Market Value at the time of exercise), cash or a combination thereof, in an amount equal in value to the excess of the Fair Market Value of the Shares subject to the Stock Appreciation Right as of the date of such exercise over the Fair Market Value of the Shares subject to the Stock Appreciation Right at the date of award, as shall be prescribed by the Board in its sole discretion and as shall be contained in the Participant's Award Agreement.

     4. Expiration Date. The "Expiration Date" with respect to a Stock Appreciation Right shall be determined by the Board and documented in the Participant's Award Agreement. If the right is not exercised before the end of the day on which the right ceases to be exercisable, such right shall be deemed exercised as of such date and payment shall be made to the holder in Shares.